EXHIBIT 10.33

Bill of Sale

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Mark D. Waldron, in his capacity as Chapter 11 Trustee in the bankruptcy case of  Giga Watt, Inc., pending in the U.S. Bankruptcy Court for the Eastern District of Washington and assigned Case No. 18-03197, ("Seller"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to EcoChain, Inc., a Delaware Corporation ("Buyer"), all of its right, title, and interest in and to the TNT Equipment and the Trailer Equipment, as such terms are defined in the Purchase and Sale Agreement, dated as of April 30, 2020 (the "Purchase Agreement"), by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

Buyer acknowledges that Seller makes no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Purchase Agreement.

4828-5445-7787, v. 1